Exhibit 99.1
SHARE PURCHASE AGREEMENT

Among

1.	Clinical Data, Inc.,
a company registered under the laws of Delaware, USA
One Gateway Center, Suite 702
Newton, Massachusetts 02458
USA
- hereinafter “ Clinical Data” -

2.	Clinical Data B.V.
Van Rensselaerweg 4 6956AV Spankeren
- hereinafter “Purchaser” -

on the one hand

and

3.	PAREXEL International GmbH
Klinikum Westend, Haus 18
Spandauer Damm 130
14050 Berlin
- hereinafter ,,PAREXEL” -

4.	tbg Technologie-Beteiligungs-Gesellschaft mbH ,
Ludwig-Erhard-Platz 1 53179 Bonn
- hereinafter ,,tbg” -

5.	Bayern Kapital GmbH,
Altstadt 72 84028 Landshut
- hereinafter ,,BKR” -

6.	Technologie Beteiligungsfonds Bayern III GmbH & Co.KG
Altstadt 72 84028 Landshut
- hereinafter ,,TBB” -

7.	Deutsche Effecten- und Wechsel-Beteiligungsgesellschaft AG,
Leutragraben 1 07743 Jena
- hereinafter ,,DEWB” -

8.	Dr. Michael Lutz
Eisenbahnstraße 17 79426 Buggingen
- hereinafter ,,Dr. Lutz” -

9.	Deutsche Effecten- und Wechsel-Beteiligungsgesellschaft AG,
Leutragraben 1 07743 Jena

acting for

a) Dr. Karl Kleine
Johannes-Damrich-Str. 4
82362 Weilheim

b) Dr. Anja Penger-Onyett
23 Park Lane
Blunham
BedfordshireMK44 3NH
United Kingdom

c) Dr. Raimund Sprenger
Schießstattsiedlung 19
82362 Weilheim

d) Robert Schlagenhaufer
Giselastr. 1a
82319 Starnberg

e)Prof. Dr. Manfred Gerstner
Bauweberstr. 26
81476 München
- hereinafter collectively ,,DEWBT” -

10.	Epidauros Biotechnologie AG
Am Neuland 1 82347 Bernried
- hereinafter “the Company” -

on the other hand

Dated as of August 23, 2007

v

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is entered into as of August 23, 2007, by and among Clinical Data, a company registered under Delaware law and Purchaser, a company registered under the laws of the Netherlands on the one hand and the stockholders of the Company, i.e., PAREXEL, tbg, BKR, TBB, DEWB, Dr. Lutz and the stockholders represented by DEWBT, (such stockholders hereinafter collectively “Sellers”) on the other hand. Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     WHEREAS, EPIDAUROS is engaged in the business of pharmacogenetic research delivering innovative and integrated genotyping studies to its pharma and diagnostic clients (such business the “Business”); and
     WHEREAS, Clinical Data, Purchaser and Sellers engaged into discussions about a potential acquisition of the Business by Purchaser, which shall be structured as a share deal; and
     WHEREAS, Clinical Data has formed Purchaser as a directly wholly-owned subsidiary for the purpose of acquiring the shares in the Company,
     WHEREAS, therefore, Sellers desire to sell and assign to Purchaser, all of the outstanding shares of capital stock held by Sellers in the Company, as listed on Exhibit B (such shares which are indicated in Exhibit B as shares to be assigned, hereinafter referred to as the “Purchased Shares”), on the terms, provisions and conditions set forth in this Agreement.
Agreement
     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement, which are made and to be performed by the respective parties, Clinical Data, Purchaser and Sellers, intending to be legally bound, hereby agree as follows:
Section 1. Sale and Purchase of the Purchased Shares
     1.1 The Purchase of the Purchased Shares. Sellers hereby sell and assign to Purchaser the Purchased Shares with all rights and obligations pertaining thereto with immediate in rem effect (mit dringlicher Wirkung) and Purchaser hereby purchases and accepts the assignment of the Purchased Shares as specifically listed next to each Seller’s name in Exhibit B in accordance with the provisions of this Agreement. The assignment of the Purchased Shares shall be subject to the condition precedent (aufschiebende Bedingung) that the Purchase Price has been paid in full in accordance with Section 1.3.

     1.2 The Purchase Price.
     The purchase price payable by Purchaser for the Purchased Shares shall be EUR 8,750,000 (in words: eight million seven hundred fifty thousand Euro) (“Purchase Price”), and shall be allocated to the Sellers as specified in Exhibit B.
     1.3 Payment of the Purchase Price.
(a) On the date hereof, Purchaser shall pay to Sellers the Purchase Price. Any payments to be made by Purchaser to Sellers shall be paid by wire transfer net of bank charges in immediately available funds to the account of DEWB as follows: Deutsche Bank AG Jena, account No. 062 42 028 00, bank routing No. (Bankleitzahl): 820 700 00, IBAN: DE81 820700000624202800, BIC (Swift-Code): DEUTDE8E.
(b) The Purchase Price is allocated among Sellers as consideration for the sale and assignment of his / her respective Purchased Shares as follows:

	No. of Purchased	Pro-rata amount
Seller	Shares held	of Purchase Price

PAREXEL	147,363	706,442.03 Euro
Tbg	37,573	180,120.83 Euro
BKR	37,573	180,120.83 Euro
TBB	25,057	120,120.50 Euro
DEWB	1,375,496	6,593,976.68 Euro
Dr. Lutz	200,000	958,778.02 Euro
Dr. Karl Kleine	505	2,420.92 Euro
Dr. Anja Penger-Onyett	333	1,596.37 Euro
Dr. Raimund Sprenger	1,000	4,793.89 Euro
Robert Schlagenhaufer	189	906.05 Euro
Prof. Dr. Manfred Gerstner	151	723.88 Euro

Total	1,825,240	8,750,000.00 Euro

     1.4 Transfer Taxes and Fees. Any registration fees, filing fees, recordation expenses or other similar fees, charges or expenses incurred by any party in connection with the assignment of the Purchased Shares to the Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid by the party which has incurred such expenses.
Section 2. The Closing Documents.
The Parties exchange the following closing documents (“Closing Documents"):
     2.1 Waiver Letter. The letter executed by Landesförderbank Bayern and by Stadtsparkasse München; waiving the change of control clause under the existing loan agreement is attached hereto as Exhibit 2.1.

     2.2 Management Service Agreement. The management service agreement for Dr. Lutz is attached here to as Exhibit 2.2.
     2.3 Supervisory Board Consent. The consent to the assignment of the Purchased Shares by the supervisory board of the Company is attached hereto as Exhibit 2.3.
     For the avoidance of doubt, the Company hereby expressly ratifies (genehmigen) (i) the transfer and assignment of the Purchased Shares and (ii) any and all transfers of shares of the Company which have taken place prior to the execution of this Agreement, irrespective of the amount of shares transferred and/or the time at which such transfers have taken place.
Section 3. WARRANTIES OF SELLERS
     The Parties have intensively discussed and negotiated if and to what extent Sellers shall be liable for defects relating to the Purchased Shares or the Business and have decided to derogate the statutory warranties regarding sold goods (gesetzliche Kaufgewährleistung). Instead, they have agreed to replace the statutory warranty system in its entirety and provide for an independent catalogue of specific rights of Purchaser and duties of Sellers individually agreed as set forth in this Section 3 and Sections 4, 8 and 9 as well as an exhaustive set of remedies as set forth in Section 6.
     Subject to the limitations of liability and the explicit restrictions of certain legal rights, including certain caps agreed in this Agreement, each of Sellers represents and warrants to Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to § 311 para. 1 BGB (“Warranty”), each severally, but not jointly (teilschuldnerisch), but DEWB and PAREXEL also jointly and severally (gesamtschuldnerisch) for all other Sellers, that the statements set out in this Section 3 are true, accurate and correct, as of the date hereof, except as specifically disclosed in the Disclosure Schedule (attached hereto as Exhibit 3) with respect to a specific Warranty. The Warranties shall not constitute guarantees (Garantien) within the meaning of section 444 BGB, but shall constitute separate, independent obligations of Sellers which apply irrespective of any fault attributable to Sellers (verschuldensunabhängig) and the scope and content of each Warranty of Sellers and any liability of Sellers arising under such Warranty shall be exclusively defined by the provisions of Section 6, which provisions form an integral part of the Warranties given by Sellers.
     3.1 Good Standing; Authorization and Enforceability.
(a) Each Seller is duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate or similar power and authority to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement on behalf of Sellers have been duly authorized by all necessary action on the part of each Seller and its board of directors, if any. Approval by the stockholders of Sellers is not required to consummate the transactions contemplated by this Agreement under and pursuant to the corporate and securities laws applicable to Sellers, or their respective certificates of incorporation, articles or bylaws (or other organizational documents) or the stock exchange or listing rules applicable to Sellers, if any.

(b) This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements relating to or affecting creditors’ rights generally and general equitable principles.
     3.2 Organization and Capitalization of the Company. The Company is duly organized and validly existing under German law. Exhibit B sets forth correctly the amount and the number of all outstanding shares of the Company’s capital stock, all of which is held of record, directly or indirectly, by the respective Seller indicated in Exhibit B. Such shares of capital stock shall constitute all of the Company’s outstanding equity interests. No share certificates have been issued. No Person has any option or other right to purchase from any of Sellers, or to require the Company to issue, any additional shares of the Company’s capital stock, as applicable. There are no shareholder resolutions or other facts which require, under any applicable law or pursuant to any corporate documents, a registration in any commercial register of the Company. All facts and information that are required by law to be registered in the commercial registers of the Company (in das Handelsregister eintragungsfähige Tatsachen) have been duly registered.
     3.3 Title to Shares. The Purchased Shares are owned by Sellers (as set forth in Exhibit B). They are duly authorized and validly issued. Sellers are the sole and unrestricted owners of the Purchased Shares as set forth in Exhibit B. The Purchased Shares are free and clear of any liens, encumbrances or other rights of third parties and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Purchased Shares. The Purchased Shares are non-assessable (i.e. there is no shareholder to make an additional capital contribution). The Purchased Shares are fully paid in, and no (cash or non-cash) contribution or portion thereof has been repaid or otherwise returned. There are no securities of the Company convertible into or exchangeable for shares in the Company. The Company has no obligation to issue, and no third party has any right to acquire from the Company, any shares of the Company or securities convertible into or exchangeable for such shares. There are no outstanding obligations of the Company to repurchase or otherwise acquire any shares of the Company.
Section 4. WARRANTIES OF MANAGEMENT
     Subject to the limitations of liability and the explicit restrictions of certain legal rights, including certain caps agreed in this Agreement, Management represents and warrants to Purchaser by way of Warranties that the statements set out in this Section 4 are true and correct as of the date hereof, except as specifically disclosed in the Disclosure Schedule (attached hereto as Exhibit 3) with respect to a specific Warranty. The Warranties given by Management in this Section 4 shall not constitute guarantees (Garantien) within the meaning of section 444 BGB, but shall constitute separate, independent obligations of Management which apply irrespective of any fault attributable to Management (verschuldensunabhängig) and the scope and content of each Warranty of Management and any liability of Management arising under such Warranty shall be exclusively defined by the provisions of Section 6, which provisions form an integral part of the Warranties given by Management.

     4.1 Financial Information.
(a) The Financial Statements 2005 and 2006 and the unaudited interim financial statements as per July 31, 2007 attached as Exhibit 4.1.(a) present fairly the assets, financial and earnings position of the Business (Vermögens-, Finanz- und Ertragslage) as of December 31, 2005, December 31, 2006 and July 31, 2007, respectively, and the results of its operations for the year/period then ended (Gewinn- und Verlustrechnung), in conformity with GAAP, consistently applied (it being understood that the past application has always been in conformity with GAAP).
(b) The amount of the negative capital (nicht durch Eigenkapital gedeckter Fehlbetrag) of the Company as of July 31, 2007 amounted to € 1,199,1 Mio.
     4.2 No Other Liabilities.
     The Business has no other liabilities (including, for the avoidance of doubt, obligations pursuant to § 251 of the German Commercial Code), nor any obligations (Haftungen) other than: (i) liabilities reflected in the Financial Statements 2006; (ii) liabilities that have arisen since December 31, 2006 in the ordinary course of business or otherwise in accordance with the terms and conditions with this Agreement; and/or (iii) liabilities specifically disclosed in the Disclosure Schedule or elsewhere in this Agreement.
     4.3 Subsidiaries.
     The Company does not own, beneficially or otherwise, any shares, partnership interests or other securities of, or any direct or indirect interest of any nature, whether as a stockholder, partner, joint venturer, franchisor, franchisee or otherwise, in any Person. The Company is not (i) a party to any inter-company agreements (Unternehmensverträge) within the meaning of § 291 et seq. of the German Stock Corporation Act, or (ii) silent partnership agreements (stille Beteiligungsverträge) or substantially equivalent agreements.
     4.4 Contracts.
     Except as specifically disclosed in the Disclosure Schedule, there are no Material Contracts which materially deviate from market standards (both in term or in its conditions). The Company is in material compliance with its obligations under the Material Contracts. To the best knowledge of the Management, all Material Contracts are in full force and effect and have not been cancelled or terminated by the Company. To the best knowledge of the Management, the third parties to such Material Contracts, have not materially breached their obligations under any of the Material Contracts.
     4.5 Notices of Violations and Breaches.
(a) Until the date hereof, the Company has not received any written notice from any Governmental Entity alleging that the Company has committed a material violation of any law or governmental regulation, except for notices referring to violations that have been cured or remedied on or prior to the date hereof.

(b) Until the date hereof, the Company has not received any written notice from any Person alleging that the Company has committed a material breach of any of the Material Contracts, except for notices referring to breaches that have been cured or remedied on or prior to the date hereof.
     4.6 Assets, Intellectual Property.
(a) The fixtures (Einbauten), equipment (Zubehör) and other tangible assets (Sachanlagen außer Grundstücken) (the “Assets”) that are listed in Exhibit 4.6(a)
(i)	constitute all the Assets that are necessary for the operation of the Business as currently conducted;

(ii)	are owned by the Company, or in the case of leased Assets, are validly leased;

(iii)	are not encumbered with any liens, pledges, mortgages, charges or other security interests (together “Encumbrances”); except for
(aa)	Encumbrances created or arising in the ordinary course of business;

(bb)	Encumbrances that are specifically listed in Exhibit 4.6(a);

(cc)	Encumbrances relating to statutory contractors’ liens or encumbrances, or similar statutory liens or restrictions as compulsorily stipulated by statutory law;
(iv)	are in normal operating condition (ordinary wear and tear accepted); and

(v)	shall be in the possession of the Company as of the date hereof.
(b) “Intellectual Property” shall mean all intellectual property rights in any part of the world and shall include: patents, utility models, rights in inventions, registered and unregistered trademarks, rights in business and trade names, rights in domain names, registered and unregistered designs, copyrights and database rights and all rights of corresponding character and all applications and rights to apply for the protection of the foregoing. Know-How shall mean all trade secrets, confidential information, know-how, inventions, technical or commercial knowledge and manufacturing or business processes, methods and procedures of the Company which are not publicly known.
(i)	Exhibit 4.6(b) contains a list of all Intellectual Property owned by the Company (“Owned Intellectual Property”). The Intellectual Property is deemed to be owned by the Company if it is ensured that (i) the Company holds free, exclusive and unencumbered title to such rights, subject to existing license arrangements disclosed in Exhibit 4.6(b) or (ii) to the extent copyrights are non-assignable under applicable law, the Company is the owner of exclusive, worldwide perpetual, unencumbered and irrevocable use rights with respect to such rights.

(ii)	All Owned Intellectual Property Rights have been duly maintained, all applicable registration and renewal fees have been paid if and when due. The Company has complied with all relevant use requirements (Benutzungspflichten). The Company has not received any complaint, claim or notice, or threat thereof challenging or disputing the validity of the use of the Owned Intellectual Property Rights by the Company and to the best knowledge of the Management, there are no circumstances on which such challenge or dispute could be based in the future. Except as disclosed in Exhibit 4.6(b), there are no obligations to make any payments to any third party with respect to any Owned Intellectual Property Rights.

(iii)	Except as disclosed in Exhibit 4.6(b), to the best knowledge of the Management none of the Owned Intellectual Property Rights have been infringed or violated by any third party. Except as disclosed in Exhibit 4.6(b) the Company has not granted any licenses to third parties regarding Owned Intellectual Property.

(iv)	To the best knowledge of the Management, the Company owns or licenses all Intellectual Property and Know-How necessary for the conduct of the Company’s business as currently conducted.

(v)	Exhibit 4.6(b) contains a list of all Intellectual Property that was owned or held by Sellers or employees or former employees of the Company due to employment with the Company under the Employee Invention Act (Arbeitnehmererfindungsgesetz). Sellers, employees and former employees have validly transferred all such Intellectual Property to the Company. The Company is the sole owner of such Intellectual Property, which is free from all encumbrances of any kind whatsoever and has not been licensed to any third party except as disclosed in Exhibit 4.6(b).

(vi)	Exhibit 4.6(b) contains a complete and correct list of all licenses to Intellectual Property which have been granted by third parties to the Company (“Licenses”) except for customary licenses for off-the-shelf software. The Company has the full and unencumbered right to the Licenses. The Licenses are in full force and effect. The Company has at all times complied with the terms of the Licenses and has paid all fees payable under such Licenses when due. To the best knowledge of the Management, neither the validity nor the use of the licensed Intellectual Property has been challenged or disputed in any way by any third party and to the best knowledge of the Management there are no circumstances under any License which could result in a right of termination, revocation, or cancellation of such License prior to the expiration of such License by the relevant licensor.

(vii)	Except as disclosed in Exhibit 4.6(b), no present or former employee or consultant of the Company nor any of Sellers or any third party has any claim to any rights in, to, or under the Intellectual Property and/or the Know-How owned by the Company.

(viii)	To the best knowledge of the Management, the Company is in possession of all rights and licenses required for the operation of its present website. To the best knowledge of the Management, such website is operated in compliance with applicable laws and regulations and does not contain illegal content.
     4.7 Litigation.
     There is no lawsuit (including arbitration) or other legal proceedings to which the Company is a party before any court or other tribunal with a value in dispute (Streit- oder Gegenstandswert) of more than EUR 5,000, unless disclosed in the Disclosure Schedule and to the best knowledge of the Management, such lawsuit or proceeding has neither been threatened against the Company in writing nor is there any instance that could give cause to any such lawsuit or proceedings. To the best knowledge of the Management, there is no claim, action, suit, proceeding or governmental investigation pending or threatened in writing against Sellers by or before any Governmental Entity that, individually or in the aggregate, could reasonably be expected to materially impede the ability of Sellers to consummate the transactions contemplated by this Agreement.
     4.8 Governmental Permits; Compliance with Laws.
(a) The Company has all governmental permits, licenses, authorizations and consents (other than those required by or relating to any Environmental Matters, which are exclusively dealt with in Section 8) that are required in Germany in order to operate the Business as presently conducted (the “Governmental Permits”). No Governmental Permit has been cancelled or revoked by any competent authority and the Company has not received any written notice by any such authority that it intends to cancel or revoke any Governmental Permit.
(b) To the best knowledge of the Management, the Business is conducted, in all material respects, in compliance with applicable laws and all Governmental Permits in each case as in effect, enforced and interpreted on the date of the Closing, except where the failure so to comply has been disclosed in the Disclosure Schedule.
(c) To the best knowledge of the Management, there are no facts or circumstances which have caused or may cause the Company to incur any material obligations for repayment under any state aid or subsidy granted to it which results from or in connection with such state aids and subsidies granted during the last ten years prior to the date hereof (including the obligation to employ a certain number of employees). The Company is in all material respects complying and has complied with all terms and conditions of all state aids and subsidies, if any. The Company is not obliged to repay in full or in part any material part of the state aids or subsidies received by it, and there are no circumstances which may reasonably give rise to any such repayment in the future. To the best knowledge of the Management, the consummation of the transactions contemplated by this Agreement will not result in any revocation or cancellation (in whole or in part) or in any modification of the terms and conditions of any of such state aid or subsidy.
     4.9 Employee and Labor Matters.
(a) As of the date hereof, the Company is not the subject of: (i) any strike or lockout (Aussperrung) of its employees; or (ii) any lawsuit or dispute with any union, workers’ council or other body of employee representatives pending before any court, Governmental Entity or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions) except as disclosed in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no lawsuits of the Company with any of its current or former employees or employees for which the Company is, for whatever reason, liable with a value in dispute in the aggregate of more than EUR 5,000.
(b) As of the date hereof, the total number of all of the full-time equivalent employees (FTE) of the Business as of the date hereof does not exceed 34 people and the information in the Disclosure Schedule with respect to the FTE total workforce of the Business is true and correct. The employment agreements customarily used in the Business contain no provisions which would be deemed to be materially unusual in the type of business as presently conducted by the Company. The Disclosure Schedule sets forth a true and complete list of the Management and key employees of the Company including the information on their compensation, start date with the Company, and fringe benefits. As of the date hereof, none of the employees of the Company who have functions within the management level below the top management level of the Management (the “Key Employees”) has given written notice of termination of his or her employment.
(c) Except as disclosed in the Disclosure Schedule, the Company has not made any pension commitments (Zusagen von Leistungen aus betrieblicher Altersversorgung) to any of its current or former employees. Except as specifically disclosed in the Disclosure Schedule, the Company has no liability and/or indemnification obligation (Haftung und/oder Freistellungs- und Garantieverpflichtung) on whatever legal grounds for any pension commitments.
(d) No promises (in particular no promises of bonus payments, severance payments or the like) have been made by either Sellers or the Company to any managing director (Vorstand) or any employees of the Company with respect to the transactions contemplated by this Agreement or generally the preparation of a sale of the Business prior to the date hereof.

(e) The Company is not bound by any agreements with unions, workers’ councils, other employee representatives or by standard practices (such as betriebliche Übungen or Gesamtzusagen) or via reference clauses in the labour contracts (Bezugnahmeklauseln), other than those listed in reasonable detail in the Disclosure Schedule. The Company is, and has been during a period of three years prior to the date hereof, in all material respects in compliance with such agreements and practices.
     4.10 Product Liability.
(a) No product liability claims or warranty claims (except for usual warranty claims in the normal course of business not exceeding EUR 5,000 each and EUR 50,000 in the aggregate) have been asserted in writing against the Company.
(b) To the best knowledge of the Management, the products and services sold or delivered by the Company prior to the date hereof do not have any defects which will result in any claim or recall that would result in a damage exceeding EUR 5,000 each and EUR 50,000 in the aggregate.
     4.11 Historical Business Data/Preparation of Sale.
(a) The information and data relating to the Business which is specified in Exhibit 4.1(a) (except for any projection or estimates) and which has been handed over by Sellers to Clinical Data and/or Purchaser prior to the execution of this Agreement is materially true and correct and not materially misleading.
(b) There have been no actions by Sellers, or upon direction of Sellers, or by the Company taken exclusively with a view to, or because of, the transactions contemplated by this Agreement or the preparation of a sale of the Business prior to the date hereof, except as expressly disclosed in this Agreement or its Exhibits which have or may reasonably be expected to have a Material Adverse Effect on the Business.
     4.12 Insolvency.
          As of the date hereof, no insolvency proceedings have been opened against the Company nor have such proceedings been applied for by the Company.
     4.13 Conduct of Business since December 31, 2006.
     In the period between December 31, 2006 and the date hereof, (i) the Business has been operated in accordance with the due care of a prudent business person (Sorgfalt eines ordentlichen Kaufmanns) and in the ordinary course, in a manner substantially consistent with past practice, (ii) the Company has used its reasonable efforts to preserve intact its business organisation and relationships with third parties and to keep available the services of its present managing directors and employees, (iii) the Company’s capital expenditure has been maintained at normal levels, and (iv) no events have occurred which have had, individually, a Material Adverse Effect on the assets, financial and earnings position of the Company or its ability to carry on the Business in the same manner as currently conducted.
     4.14 Insurances
(a) To the best knowledge of the Management the insurance policies currently existing in the Business are sufficient to comply with the requirements of any applicable law and any agreement by which the Company is bound.
(b) To the best knowledge of the Management, the insurance policies of the Business are in full force and effect. All premiums payable under such insurance policies have been timely paid and the Company is otherwise in compliance with all terms and conditions of such policies.
Section 5 Warranties of Clinical Data
     Clinical Data represents and warrants by way of Warranties that the following statements are true and correct as of the date hereof. The Warranties of Clinical Data pursuant to this Section 5 shall not constitute guarantees (Garantien) within the meaning of § 444 BGB, but shall constitute separate, independent obligations of Clinical Data which apply irrespective of any fault attributable to Clinical Data (verschuldensunabhängig) and the scope and content of each Warranty of Clinical Data and any liability of Clinical Data arising under such Warranty shall be exclusively defined by the provisions of Section 6 which shall apply mutatis mutandis and form an integral part of the Warranties given by Clinical Data.
     5.1 Corporate Organization; Financial Resources. Clinical Data and the Purchaser are duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of their organization.
     5.2 Authorization. The execution, delivery and performance of this Agreement by Clinical Data and the Purchaser have been duly authorized by all necessary action on the part of Clinical Data, Purchaser and their board of directors and/or other competent corporate bodies. Approval by the stockholders of Clinical Data is not required to consummate the transactions contemplated by this Agreement under and pursuant to the corporate and securities laws applicable to Clinical Data or its certificate of incorporation or bylaws or the stock exchange or listing rules applicable to Clinical Data. This Agreement has been duly executed and delivered by Clinical Data and Purchaser and constitutes legal, valid and binding obligations of Clinical Data and Purchaser enforceable against Clinical Data and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The execution of this Agreement by Clinical Data and Purchaser and the performance of the transactions contemplated by this Agreement by Clinical Data and the Purchaser requires no approval or consent from any Governmental Entity and do not violate any applicable law or decision by any court or Governmental Entity binding on Clinical Data or the Purchaser.
     5.3 Merger Control. The signing and implementation of this Agreement is not subject to any merger control clearance requirements in any jurisdiction and the performance of the obligations of the parties hereunder is not illegal, invalid or ineffective as a result of any applicable merger control laws or regulations.
Section 6. Indemnification and Related Matters
     6.1 Indemnification by Sellers.
     Subject to the limitations set forth in this Section 6, each of the Sellers and/or Management, as the case may be, shall indemnify the Company or Purchaser, as the case may be, against any Damages that the Purchaser or the Company may incur as a result of any breach by Sellers or Management of their respective Warranties set forth in this Agreement. For the sake of clarity, Sellers shall not be liable for any breaches of Warranties by Management. Unless expressly otherwise provided in this Agreement, in particular in Section 3 hereof, Sellers and Management shall only be severally, but not jointly liable (Teilschuldner) in the ratio of their participation in the Company, for any indemnification for breach of Warranties by Sellers under this Agreement, and Management shall only be severally, but not jointly liable (Teilschuldner) in the ratio of its participation in the Company.
Any indemnification payment by any party pursuant to this Agreement shall be treated among the parties as a reduction of the Purchase Price.
     6.2 Indemnification by Purchaser.
     Subject to the limitations set forth in this Section 6 (which shall apply correspondingly to Clinical Data), Clinical Data shall indemnify Sellers against any Damages that any Seller incurs during the two-year-period period commencing on the date hereof as a result of any breach by Clinical Data of any Warranty of Clinical Data provided for in this Agreement.
     6.3 Limitation Periods.
     Any claim based on the Warranties by Sellers pursuant to Sections 3 and 4 shall be time barred (verjähren) on the second anniversary of the date hereof; provided, however, that claims based on a breach of Sections 3.1 through 3.3 hereof shall be time barred on the tenth anniversary of the date hereof. These limitation periods shall be suspended (gehemmt) with regard to a particular claim against Sellers by delivery of a Claim Notice pursuant to Section 6.8 (provided, however, that such suspension shall terminate after six months, unless Purchaser has initiated court proceedings within such six-months-period). § 203 BGB shall not apply. In case of an interruption (Neubeginn) , the new limitation period (§ 212 BGB) shall be the longer of six months or the remainder of the initial limitation period. For the avoidance of doubt, any claims relating to indemnities under Section 8 (Environment) and Section 9 (Taxes) shall be time barred exclusively as provided for in such Sections.
     6.4 Limitations.
     Purchaser and/or the Company shall not be entitled to bring a claim based on any of the Warranties in connection with Section 6.1 and Sellers shall not be liable if and to the extent:

(a) the Damage results from or is increased by the passing of, or any change in, after the date hereof, any law, rule, regulation or administrative practice of any Governmental Entity; or
(b) the Damage is effectively recovered under insurance policies or cannot be recovered under an existing insurance policy due to the fault of Clinical Data, Purchaser or the Company;
(c) Clinical Data or Purchaser have not complied with their duty to mitigate the Damage (§ 254 BGB);
(d) the aggregate amount of all claims under any of the Warranties exceeds the pro-rata amount of the Purchase Price (anteiliger Kaufpreis) received by the respective Seller;
(e) Clinical Data or Purchaser shall not have informed Sellers in text form of the respective claim without undue delay;
(f) the claim would not have arisen but for the taking effect of, or a change in, any applicable law or regulation after the date hereof;
(g) the amount of the liability in question reduces the taxable income (steuerliches Ergebnis) of the Company; the relevant amount to be calculated on a lump-sum basis by applying a tax rate of 38% for both corporate income tax, solidarity surcharge and trade tax for any taxation period (Veranlagungszeitraum) ending on or before December 31, 2007, and 30% for any taxation period beginning after December 31, 2007.
     6.5 De Minimis Amount; Maximum Liability.
     Without limiting the effect of any of the other limitations set forth herein, the liability of Sellers under or in connection with this Agreement shall furthermore be limited as follows:
(a) Purchaser and/or the Company are entitled to raise claims under or in connection with Sections 3 and 4 in connection with Section 6.1 of this Agreement only once the sum of all such claims exceeds a threshold of EUR 250,000 (in words: two hundred fifty thousand Euro), it being understood that in case that such threshold is exceeded at any time within the limitation period, Purchaser and/or the Company are entitled to claim for all such claims exceeding such amount; and
(b) For all claims pursuant to Sections 3 and 4 (with the exception of claims pursuant to Sections 4.1 through 4.3 and Section 4.9 and all claims pursuant to Section 8 (Environment), the maximum aggregate liability of Sellers shall be EUR 4,375,000 (in words: four million three hundred seventyfive thousand Euro), for each individual Seller pro rata to its participation in the Company (als Teilschuldner, im Verhältnis der Beteiligung). The overall liability of Sellers pursuant to the preceding sentence shall be reduced by any Euro that Sellers or any of them pay to

Purchaser or the Company either in satisfaction of a claim pursuant to Sections 3 or 4 or pursuant to a claim under Section 8 (Environment).
     6.6 Knowledge Attribution.
(a) For purposes of this Agreement, “to the best knowledge of the Management” shall mean any actual knowledge (positive Kenntnis) of the Management of the inaccuracy of any Warranty or other statement, or of any other fact that is relevant with respect to the Warranties.
(b) Clinical Data and Purchaser are deemed to have knowledge of all information and data contained in Exhibit 3 as well as of any other facts and circumstances disclosed to Clinical Data, Purchaser or any of their advisers during the course of the due diligence conducted by Clinical Data prior to the signing of this Agreement. § 442 German Civil Code and § 377 German Commercial Code shall apply mutatis mutandis.
     6.7 Notification of Indemnification Claims.
     If any party hereto (the “Claimant”) wishes to assert an indemnification claim against any other party hereto, the Claimant shall deliver to the other party or parties without undue delay after having sufficient factual ground to believe to be in a position to assert an indemnification claim a written notice (a “Claim Notice”) setting forth:
(a) the specific covenant or representation and warranty alleged to have been breached by such other party;
(b) in reasonable detail a description of the facts and circumstances giving rise to such alleged breach; and
(c) in reasonable detail a description of, and a reasonable estimate of the total amount of the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach (it being understood that such estimate shall not preclude eventually higher indemnification claims if it should turn out that such good faith estimate was too low).
     6.8 Defense of Third Party Claims.
     If Purchaser is sued or threatened to be sued by a third party, including without limitation any Governmental Entities, or if Purchaser is subjected to any audit or examination by any Taxing Authority (herein “Third Party Claim”) that has given or may give rise to an indemnification claim hereunder, Purchaser shall send to Sellers promptly a Claim Notice without undue delay (in no event later than fifteen (15) Business Days) after becoming aware of such Third Party Claim. Purchaser shall ensure that Sellers shall be provided with all materials, information and assistance which is relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Sellers propose to take or to omit in connection with a Third Party Claim, and in particular the respective Seller shall be given an opportunity to comment on, participate in, and review, any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any Governmental Entity which Sellers may reasonably request. No admission of liability shall be made by or on behalf of Purchaser and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Sellers. Furthermore, Sellers shall be entitled at their own discretion to take such action (or cause Clinical Data and/or Purchaser to take such action) as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Company or Purchaser, provided that Sellers will then reimburse and hold the Company and Purchaser, as the case may be, harmless from and against any and all costs or losses incurred as a result of such action. The Company or Purchaser shall, at its own discretion give or cause to be given, subject to being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Sellers or their professional advisors may reasonably request. Sellers agree to treat all such information strictly confidential and use such information only for such purpose. To the extent that Sellers are in breach of a Warranty pursuant to Sections 3 or 4, all costs and expenses reasonably incurred by Sellers in defending such Third Party Claim shall be borne by Sellers, subject to the limitations of liability set forth in this Agreement; if Sellers were not in breach, any costs and expenses reasonably incurred by them in connection with the defense of the Third Party Claim shall be borne by the Company and/or Purchaser. In the event that the Company and/or Purchaser breach their obligations under this Section 6.8, the Company and Purchaser shall not be entitled to any indemnification under this Agreement insofar as its relates to the obligation of the Company or Purchaser so breached. All information disclosed by the Company and/or Purchaser to Sellers under this Section shall be kept confidential by Sellers.
     6.9 Subrogation.
     To the extent that any Indemnitor makes or is required to make any indemnification payment to an Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.
     6.10 Exclusive Remedy.
     Unless explicitly provided for in this Agreement and to the extent legally permissible, any claims and rights of Clinical Data, Purchaser or the Company, as the case may be, of any legal nature whatsoever (contractual, quasi-contractual, tort or otherwise) are hereby excluded, in particular any further claims based on defects, claims under section 280 BGB, claims based on breach of pre-contractual obligations (culpa in contrahendo) or breach of contractual obligations

(Pflichtverletzung), rights to terminate the Agreement because of the lack of essential qualities, or any claims under Section 313 BGB (Wegfall der Geschäftsgrundlage) or any other rights to terminate the Agreement or exercise any right or remedy that would have a similar effect. With respect to the covenants of Sellers contained in this Agreement, the right of Purchaser to terminate the Agreement under Section 313 BGB (Wegfall der Geschäftsgrundlage) or any other rights to terminate the Agreement shall not apply and Purchaser must not exercise any right or remedy that would have a similar effect. In particular, any right of Purchaser to rescind or withdraw from this Agreement shall be expressly excluded unless the conditions of Section 6 hereof are met. The provisions of this Section 6.10 shall not apply to any rights and remedies for fraud or willful misconduct (Vorsatz und Arglist) and to any claims arising from other obligations or covenants under this Agreement, unless expressly specified so in this Section 6.10 or anywhere else in this Agreement.
Section 7 Certain Post-Closing Covenants of the Parties
     7.1 Non-Competition.
(a) For a period of two years hereof, DEWB and Dr. Lutz shall not compete with the Business (whether directly or indirectly, as a shareholder or through the acquisition of participations or as a consultant or advisor, in any company or entity that competes with the Business) in the type of business and product markets in which Company is active on the Signing Date in Germany.
(b) The following activities shall not constitute a violation of Section 7.1(a): the acquisition or holding of participations of up to 5% in stock exchange-listed corporations, regardless of the field of activities of such corporation or the acquisition or holding of shares in another company purely for financial investment purposes, without granting to any Seller directly or indirectly, management functions or any controlling or otherwise material influence in such company.
     7.2 Factoring Agreement.
     The parties agree that the existing factoring agreement between the Company and DEWB dated July 31, 2007 shall remain in full force and effect and shall be performed in accordance with its terms.
     7.3 Assignment of Claims.
     Following the Signing Date, Sellers hereby assign and subrogate all claims against any third parties that they still may have under any agreements or on whatever other legal ground with respect to the Business; Clause 7.2 remains unaffected.
     7.4 Corporate Governance.
     Immediately after the signing of this Agreement, Purchaser shall (i) notify the Company of the assignment of the Purchased Shares pursuant to § 20 paras. 1 and 4 German Stock Corporation Code (Aktiengesetz) and (ii) following such notification shall hold a general assembly

(Hauptversammlung) of the Company to (a) recall (abberufen) the current members of the supervisory board of the Company pursuant to § 103 para. 1 AktG, (b) appoint new members to the supervisory board of the Company, and (c) to relase the current members of the supervisory board pursuant to § 120 para. 1 AktG (Entlastung) substantially in the form of the draft protocol attached hereto as Exhibit 7.4 and the Company shall inform the current members of the supervisory board of their recall immediately. Furthermore, Clinical Data and Purchaser shall convene or cause to be convened a general assembly of the Company on or as soon as practicable after the third anniversary of the date of this Agreement and adopt a resolution permitting the waiver any claims which the Company may have against the current members of the supervisory board resulting from their position as supervisory board members and the Company shall immediately thereafter enter into appropriate waiver agreements with the current members of the supervisory board if and to the extent that no facts which may give rise to any claims against such members of the supervisory board resulting from their position as supervisory board members have been notified to such members prior to such date in text form by the Company.
Section 8 Environment
     Sellers (except tbg, BKR, TBB and PAREXEL) represent and warrant by way of Warranties that the following statements are true and correct as of the date hereof. The Warranties of Sellers (except tbg, BKR, TBB and PAREXEL) pursuant to this Section 8 shall not constitute guarantees (Garantien) within the meaning of § 444 BGB, but shall constitute separate, independent obligations of Sellers (except tbg, BKR, TBB and PAREXEL) which apply irrespective of any fault attributable to Sellers (except, BKR, TBB tbg and PAREXEL) (verschuldensunabhängig) and the scope and content of each Warranty of Sellers (except, BKR, TBB tbg and PAREXEL) and any liability of Sellers (except, BKR, TBB tbg and PAREXEL) arising under such Warranty pursuant to this Section 8 shall be exclusively defined by the provisions of this Section 8 and the remainder of this Agreement, which provisions form an integral part of the Warranties given by Sellers (except tbg, BKR, TBB and PAREXEL) in this Section 8.
     8.1 Environmental Warranty.
     In the past five years preceding the Signing Date, the Company has not received any unresolved written notice or order from any Governmental Entity, and no administrative or governmental action, suit, investigation or proceeding is pending or has been asserted in writing against the Company that alleges a material violation of any Environmental Law. As of the date hereof, the Company has obtained all permits required for its operations (as presently conducted) in accordance with all applicable Environmental Laws and to the best knowledge of the Management is in material compliance with the terms of such permits and with all applicable Environmental Laws.
     8.2 Environmental Indemnification.
     Subject to the limitations set forth in this Section 8, Sellers (except tbg, BKR, TBB and PAREXEL) shall indemnify and hold harmless Purchaser and/or the Company from any Environmental Losses which arise (a) out of a breach of the Warranties pursuant to Section 8.1 or (b) result from or in connection with any Environmental Contamination such locations that are used by the Company by virtue of leasing arrangements.

     8.3 Limitations.
     Any indemnification payments to be paid by Sellers (except tbg, BKR, TBB and PAREXEL) under this Section 8 shall be limited at the amount stipulated in Section 6.5 (b) which amount shall be reduced by any Euro that Sellers (except tbg, BKR, TBB and PAREXEL)pay to Purchaser and/or the Company under this Section 8 or under Section 6 for any Warranty claim. The obligations of Sellers (except tbg, BKR, TBB and PAREXEL) to compensate Purchaser for Environmental Losses shall only exist within the following limitations:
(a) The Environmental Loss is based on Environmental Contamination which did exist on the relevant property or premises on or before the Signing Date;
(b) The respective Environmental Losses cannot be effectively recovered by Purchaser or the Company under an insurance policy or from a third party or would not have been recovered under an insurance policy as existing on the Signing Date had they been continued without change; and
(c) The Environmental Loss has not been triggered by an intended change of use of the premises concerned with an environmental sensitivity that is materially increased compared to the use prior to the Closing.
     8.4 Indemnification Procedures.
     If Purchaser obtains knowledge of sufficient facts which might give rise to an indemnification claim under this Section 8, the provisions of Section 6.8 and 6.9 shall apply mutatis mutandis.
     8.5 Limitation Period.
     Any claims of Purchaser and/or the Company under this Section 8 shall be time-barred seven years after the Signing Date. Section 6.3 sentences 2 to 4 shall apply mutatis mutandis.
Section 9 Taxes
     9.1 Tax Warranties.
     Sellers hereby give the following Warranties with regard to Taxes:
To the best knowledge of the Management,
(a) all tax returns (Steuererklärungen) required to be filed with any Taxing Authority with respect to any Pre-Signing Date Tax Period or until the Signing Date by, on behalf of or with respect to the Company have been filed when due, and all statements made therein are true, correct and complete.
(b) except as set forth in Exhibit 9.1(b), the Company was not or is not as of the Signing Date involved in any extraordinary Tax audit or investigation (other than regular Tax audits in the normal course of business), appeal, action, litigation or suit pertaining to any matter involving Taxes;
(c) all Taxes (for the avoidance of doubt, includes any penalties, surcharges or interest on such Tax) owed by the Company for any Pre-Signing Date Tax Period have, in full and in due time, been withheld and / or paid;
(d) the Company has not paid to Sellers (or any entity affiliated to any of Sellers) any constructive dividends (verdeckte Gewinnausschüttungen) for periods ending on or before the Signing Date;
(e) the Company has, in accordance with statutory provisions, in full and in due time, withheld and paid to the Taxing Authorities (including, without limitation, social security institutions or health insurance institutions), all wage taxes as well as social security contributions on salaries and other benefits.
     9.2 Remedies.
(a) In case of a breach of any of the Warranties given in Clause 9.1, the provisions of Section 6 shall apply mutatis mutandis, except as explicitly provided otherwise in this Section 9.
(b) Sellers shall not be liable under this Clause 9 if and to the extent that any such liability could be offset against any loss carry forwards of the Company resulting from a Pre-Signing Date Tax Period irrespective of the future recognition of such loss carry forwards by any Taxing Authority or by a tax court.
     9.3 Treatment of Payments.
     Any payments to be made by Sellers under this Clause 9 shall be made solely to the Company. Any such payment shall be treated (i) between Sellers and the Purchaser as a reduction of the Purchase Price and (ii) between the Purchaser and the Company as a contribution into the capital reserves within the meaning of Section 272 paragraph 2 Nr. 4 German Commercial Code (Einlage/andere Zuzahlung) made by the Purchaser into the Company.
     9.4 Treatment of tax refunds.
     To the extent that the Company has received any refunds on Taxes for any Pre-Signing Date Tax Period, such refunds shall be used to offset any liability which Sellers may have under this Clause 9, provided that Sellers shall not be entitled to receive any such refunds in cash. The Company shall inform Sellers without undue delay of any refunds of Taxes received.
     9.5 Cooperation on Tax matters and filing of Tax returns.
(a)	The Company, Purchaser and Sellers shall, and shall cause their respective employees and advisers to, fully cooperate with each other and their advisers in connection with any Tax matter that could give rise to any liability of Sellers relating to Taxes under this Agreement (“Relevant Tax Matter”), including the conduct of any inquiry, audit, investigation, dispute, appeal or litigation with respect to any Relevant Tax Matter. Cooperation between the Company, Purchaser and Sellers shall include (but shall not be limited to) at no expense to Sellers the providing and making available by Purchaser of all books, records and information, and the assistance of all officers and employees of the Company, to the extent necessary or useful in connection with such Relevant Tax Matters. The Company and Purchaser will keep all records and information available at the Signing Date which may be relevant to any Pre-Signing Tax Period until such time when all taxes for all Pre-Signing Tax Periods have been finally assessed. The Company and Purchaser will make all reasonable efforts to mitigate any liability of the Sellers under this Clause 9.

(b)	After the Signing Date, the Company shall prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed on an individual or consolidated basis by or on behalf of the Company. Any Tax return, appeal, court filing and other Tax-related proceeding relating in whole or in part to any Pre-Signing Date Tax Period shall be agreed with Sellers and require the prior written consent of Sellers, which shall not be unreasonably withheld. Sellers may elect to assume control over the defense in connection with any Tax related proceeding and to conduct any Tax related proceeding relating in whole or in part to any Pre-Signing Date Tax Period on behalf of the Company concerned through their own personnel or professional advisors appointed by Sellers at Sellers’ expense. As long as Sellers defend a claim in accordance with this clause, Purchaser and the Company shall ensure that Sellers are provided with any information relating to such Tax-related proceeding reasonably requested by Sellers at the expense of Sellers.

(c)	In particular and notwithstanding any of the foregoing Purchaser and the Company covenant to Sellers that they will
(i)	inform Sellers if, after the Signing, any Taxing Authority informs Purchaser or the Company in writing of a proposed audit, assessment, dispute or other circumstance relating to any Tax with respect to which Sellers may incur any liability hereunder, Purchaser or the Company, as the case may be, shall notify Sellers of such matter. Such notice shall be given within ten days after Purchaser or the Company has received the relevant information from the Taxing Authority to enable Sellers to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy at Sellers’ expense;

(ii)	provide, or cause to be provided, at no expense to Sellers (i.e. its directors and employees) or representatives who are subject to professional secrecy (Berufsverschwiegenheit), upon Sellers’ request, copies of all relevant documents or other information and permit Sellers and its representatives to have access, during regular business hours and upon reasonable advance notice, to the employees and books and records, to the extent relevant with respect to Tax audits and Tax assessments relating to a Relevant Tax Matter;

(iii)	permit Sellers at Sellers’ expenses, as well as their employees and/or representatives who are subject to professional secrecy to participate in any inquiry, examination, investigation, correspondence, negotiation, dispute, appeal or litigation with respect to Tax audits or Tax assessments relating to a Relevant Tax Matter.
(d)	If Purchaser or the Company breaches any of the obligations provided for in Section 9.5(a), (b), or (c), then Sellers shall not be liable to indemnify Purchaser for any additional Tax amount under Section 9.3 unless Purchaser or the Company can demonstrate in accordance with applicable law that such additional Tax amount would also have arisen had the breach not occurred. In case of a dispute an independent arbitration expert (Schiedsgutachter) to be determined upon request of one of the parties by the president of the German chamber of certified public accountants (Wirtschaftsprüferkammer) shall decide the dispute with binding effect. The cost of the expert opinion shall be borne in accordance with Section 91 et seq. German Code of Civil Procedure (Zivilprozessordnung). The foregoing shall apply mutatis mutandis with respect to any Tax refunds pursuant to Section 9.4.
     9.6 Limitations.
     Any claims of Sellers or Purchaser with respect to Taxes under this Section 9 shall become time-barred (verjähren) six months after the respective Tax has become final, unchangeable and non-appealable.
Section 10 Joint and Several Liability
     Clinical Data shall be jointly and severally (gesamtschuldnerisch) liable for the performance of any of the obligations of Purchaser under this Agreement.
Section 11 Miscellaneous Provisions
     11.1 Publicity.
     Except as required by law, rule or regulation, no press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by Sellers or Purchaser at any time (whether prior to, at or after the Closing) without the prior written approval of the other parties hereto.
     11.2 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, negotiation and performance of this Agreement and the transactions contemplated hereby.

22

     11.3 Governing Law. This Agreement shall be exclusively governed by, and construed in accordance with, the laws of Germany, expressly excluding the UN Convention on the International Sale of Goods (CISG) and the German provisions on conflict of laws.
     11.4 Jurisdiction.
(a) The parties hereto shall attempt in good faith to resolve all Matters arising out of or in connection with the interpretation or application of the provisions of this Agreement or in connection with the determination of any Matters that are subject to objective determination pursuant to this Agreement (each a “Dispute” and collectively “Disputes”) by mutual agreement in accordance with this Section 10.4.
(b) If any Dispute cannot be resolved by the parties pursuant to this Section 11.4 or otherwise, for such Dispute the Landgericht München I shall have exclusive jurisdiction.
     11.5 Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be in writing by the party to receive such notice:
if to Purchaser:
Clinical Data, Inc.
Attn. Drew Fromkin
President & CEO
One Gateway Center, Suite 702
Newton, MA 02458
Fax: +1 617 965 0445
with a copy to:
Clinical Data, Inc.
Attn. Caesar Belbel
Chief Legal Officer
One Gateway Center, Suite 702
Newton, MA 02458
Fax: +1 617 965 0445

with a copy to:
McDermott Will & Emery
Nymphenburgerstr. 3
80335 München,
Germany
Attention: Dr. Stephan Rau/Christian v. Sydow
Fax: +49 89 12 7 12 111
if to Sellers:
Deutsche Effecten- und Wechsel-Beteiligungsgesellschaft AG
Attn. Mr. Falk Nuber
Leutragraben 1
07743 Jena
Germany
Fax: +49-3641-573-3610
with a copy to:
avocado Rechtsanwälte
Schillerstraße 20
60313 Frankfurt
Germany
Attention: Dr. Johannes Weisser
Fax: +49 69 913 30 119
     11.6 Table of Contents and Headings.
     The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.7 Assignment.
     None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto unless expressly provided for in this Agreement, provided, however, that the Purchaser shall remain free to assign any of their claims resulting from or in connection with this Agreement to the Company.
     11.8 Parties in Interest.
     Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.
     11.9 Severability.

     In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     11.10 Entire Agreement.
     This Agreement set forth the entire understanding of Purchaser and Sellers and supersede all other agreements and understandings among Purchaser and Sellers relating to the subject matter hereof and thereof and, in particular, the Letter of Intent signed between Clinical Data and DEWB on June 26, 2007.
     11.11 Waiver.
     No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     11.12 Amendments.
     This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Purchaser and Sellers, which shall be notarized, if required by applicable law.
     11.13 Interpretation of Agreement.
(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”
          (c) References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

        (d) To the extent that German terms are contained in this Agreement, their interpretation under German Law shall prevail over any English translation thereof and this Agreement shall be construed accordingly.
     11.14 Counterparts.
     This Agreement may be executed in any number of counterparts each of which when executed and delivered in text form shall be deemed to be an original, but all the counterparts together shall constitute one and the same instrument.
Remainder of page left intentionally blank

/s/ Dr. Ulf Schneider	/s/ Dr. Stephan Rau
PAREXEL International GmbH	Clinical Data B.V.
represented by Dr. Ulf Schneider	Represented by Dr. Stephan Rau

/s/ Susanne Rübenach, /s/ Michael Steinmetzer	/s/ Dr. Stephan Rau

tbg Technologie-Beteiligungs-Gesellschaft mbH	Clinical Data, Inc.
represented by Susanne Rübenach	Represented by Dr. Stephan Rau
and Michael Steinmetzer

/s/ Dr. Erik Ehmann	/s/ Dr. Michael Lutz

Bayern Kapital GmbH	Epidauros Biotechnologie AG
represented by Dr. Erik Ehmann	Represented by the Dr. Michael Lutz

/s/ Dr. Erik Ehmann	/s/ Falk Nuber

Technologie Beteiligungsfonds Bayern III	Epidauros Biotechnologie AG
GmbH & Co.KG	Represented by the Supervisory Board
represented by Dr. Erik Ehmann

/s/ Falk Nuber

Deutsche Effecten- und Wechsel-
Beteiligungsgesellschaft AG
represented by Falk Nuber

/s/ Dr. Michael Lutz

Dr. Michael Lutz

/s/ Falk Nuber

Deutsche Effecten- und Wechsel-
Beteiligungsgesellschaft AG
as trustee for
Dr. Karl Kleine
Dr. Anja Penger-Onyett
Dr. Raimund Sprenge
Robert Schlagenhaufer
Prof. Dr. Manfred Gerstner

LIST OF EXHIBITS

Exhibit A:	Defined Terms
Exhibit B:	Shares held by Sellers
Exhibit 2.1:	Waiver Agreement
Exhibit 2.2:	Management Service Agreement
Exhibit 2.3:	Consent of the Supervisory Board of the Company
Exhibit 3:	Disclosure Schedule
Exhibit 4.1(a)	Financial Statements
Exhibit 4.6(a)	List of Assets
Exhibit 4.6(b):	List of Intellectual Property Rights owned by Company
Exhibit 7.4:	Draft Minutes of General Assembly of the Company
Exhibit 9.1:	Tax Audits

[All exhibits other than Exhibit A have been excluded in compliance with S-K Item 601(b)(2). The registrant agrees to furnish such exhibits to the Commission upon request.]

EXHIBIT A TO
SHARE PURCHASE AGREEMENT
Defined Terms
     For purposes of this Agreement (including the Disclosure Schedule):
     “Agreed Interest Rate” shall mean interest at a rate equal to five per cent above the EURIBOR.
     “Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached, including the Exhibits thereto.
     “AktG” shall mean the German Stock Corporation Act (Aktiengesetz) as amended from time to time.
     “Assets” shall have the meaning specified in Section 4.6(a).
     “Business” shall have the meaning specified in the recitals.
     “Business Day” shall mean any day, except Saturdays, Sundays or other days when commercial banks are legally obliged or authorized to close for business in the city of Munich.
     “Claim Notice” shall have the meaning specified in Section 6.7.
     “Claimant” shall have the meaning specified in Section 6.7.
     “Company” shall have the meaning specified in the recitals.
     “Damages” shall mean direct out-of-pocket losses and damages (unmittelbare Schäden), excluding, however, any indirect or consequential damages (mittelbare oder Folgeschäden) and frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 of the German Civil Code, loss of profits (entgangener Gewinn), internal administration and overhead costs, damages/losses to goodwill or for lost opportunities (entgangene Geschäftschancen). Any Damage shall be computed net of: (i) any increases in the value of any asset owned by the Company (Abzug Neu für Alt) related to the relevant matter; and (ii) any amounts that are effectively recovered under insurance or would have been recoverable under any insurance policy as existing on the Signing Date if the insurance coverage had been continued without change (including reasonable increases in the ordinary course of business, consistent with past practice).
     “Disclosure Schedule” shall mean that certain Disclosure Schedule attached to the Agreement.
     “Dispute” shall have the meaning set forth in Section 11.4(a).
     “Encumbrances” shall have the meaning specified in Section 4.6(a)(iii).

     “Environmental Contamination” shall mean any pollutants, contaminants or other hazardous substances that are present, as of the Signing Date, in the air, soil, buildings, groundwater or surface water that, pursuant to any Environmental Law applicable at the location of the Environmental Contamination, (i) either as of the Signing Date need to be remedied, (ii) or, with respect to asbestos containing materials, will trigger special removal, disposal or remediation costs at any time after the Signing Date.
     “Environmental Law” shall mean any law or regulation relating to or imposing liability, or standards of conduct, for the protection of the environment or the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, cleanup or release of Hazardous Materials, in each case as in effect on the Signing Date and as enforced and interpreted by the competent authorities on the Signing Date.
     “Environmental Losses” shall mean any damages (Schaden) (including consequential damages (Folgeschäden) which lie in the ordinary course of an expected development of damages, including reasonable attorneys’ and other advisors’ fees incurred in the defence of clean-up measures (Sanierungsmaßnahmen), but excluding any incidental and punitive damages, losses caused by business interruptions and lost revenues (entgangener Gewinn) and excluding losses to good will and damages arising out of or in connection with Environmental Laws. For the avoidance of doubt, Environmental Losses shall not include any refurbishment, rebuilding or remodeling cost that would also have occurred in the absence of any Environmental Contamination.
     “EURIBOR” shall mean a rate per annum equal to three months EURIBOR (European Interbank Offered Rate) for EURO as determined by the British Bankers’ Association at 11.00 a.m., London time, (Bloombergs Page BTMM EU), calculated as actual days/360 and to be determined on the first day on which the interest period starts.
     “Financial Statements 2005 and 2006” shall mean the financial statements of Company (Jahresabschlüsse) as per December 31, 2005 and December 31, 2006, respectively.
     “GAAP” shall mean the accounting principles pursuant to the German Commercial Code (HGB) and German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung), as in effect on the Signing Date.
     “Germany” shall mean the Federal Republic of Germany.
     “Governmental Entity” shall mean any government (or political subdivision thereof), whether federal, state, national, local or foreign, or a court, arbitrator, tribunal, administrative agency, legislative body or commission or other governmental or other regulatory authority, agency or instrumentality.
     “Governmental Permits” shall have the meaning specified in Section 4.8(a).
     “Hazardous Materials” shall mean dangerous substances and preparations as defined in Article 2 paragraph (2) of the European Community Council Directive 67/548 EEC, as amended until the Signing Date.

     “Indemnitee” shall mean any party to this Agreement which is entitled to an indemnification from any other party under this Agreement.
     “Indemnitor” shall mean any party to this Agreement which is obliged to make an indemnification to any other party under this Agreement.
     “Intellectual Property” shall have the meaning specified in Section 4.6 (b).
     “Key Employees” shall have the meaning specified in Section 4.9(b).
     “Letter of Intent” shall mean the Letter of Intent dated as of June 26, 2007 between Purchaser and Company.
     “Management” shall mean Dr. Michael Lutz.
     “Material Contracts” shall mean any agreements of the Company which (i) either during their term provide for a value (Aufwand oder Ertrag) in excess of EUR 25,000, or (ii) cannot be terminated within a period of six months after the Signing Date, as well as (iii) any and all lease agreements for locations (Standorte) of the Business and (iv) any credit and loan agreements with banks and financial institutions.
     “Matter” shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter which causes or may form the basis of a claim of any of the Parties against any other party to this Agreement.
     “Owned Intellectual Property” shall have the meaning specified in 4.6.(b) (i).
     “Parties” shall mean jointly Clinical Data, Purchaser and Sellers.
     “Person” shall mean any individual, corporation, association, general partnership, limited partnership, limited liability company, venture, trust, association, firm, organization, company, business, entity, union, society or Governmental Entity.
     “Pre-Signing Date Tax Period” shall mean any Tax assessment period (i.e. Veranlagungszeitraum/Erhebungszeitraum) under German tax laws or portion of it ending on or before the Signing Date. For the avoidance of doubt, the 2007 tax period of the Company for corporate income (Körperschaftsteuer) and trade tax (Gewerbesteuer) purposes shall be regarded as a Pre-Signing-Date-Tax Period for the application of this Agreement insofar as a taxable event is realized before the Signing Date.
     “Purchase Price” shall have the meaning specified in Section 1.2.
     “Purchased Shares” shall have the meaning specified in the recitals.
     “Purchaser” shall have the meaning specified in the preamble.
     “Relevant Tax Matter” shall have the meaning specified in Clause 9.5 (a).
     “Sellers” shall have the meaning specified in the recitals.

     To the best knowledge of the Management shall have the meaning specified in Section 6.6(a).
     “Signing Date” means the date of signing of this Agreement.
     “Subsidiary” shall mean with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person.
     “Tax” shall mean any tax (Steuer) within the meaning of Section 3 of the German Tax Code (AO) or equivalent tax under the laws of any other jurisdiction and any social security contribution (including any withholding on amounts paid to or by any person such as liability claims (Haftungsschulden)), together with any interest, fine, penalty, surcharge or addition of the kind set out in Section 3 para. 4 AO.
     “Taxing Authority” shall mean any competent Governmental Entity in charge of imposing any Tax.
     “Tax Refund” shall have the meaning specified in Section 9.4.
     “Warranties” shall have the meaning specified in the introduction to Section 3.